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                                                                    EXHIBIT 1.13



                          CERTIFICATE OF INCORPORATION

                                       OF

                           HILLS DISTRIBUTING COMPANY



         FIRST:     The name of the corporation is Hills Distributing Company.

         SECOND:    The address of the corporation's registered office in the
State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of the corporation's registered agent at such address is The Corporation Trust Company.

         THIRD:     The nature of the business or purposes of the corporation is to engage in any lawful acts or activities for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH:    The total number of shares of all classes of stock which the corporation shall have authority to issue is 1,000 shares, consisting of 1,000 shares of Common Stock of the par value of $1 per share.

         FIFTH:     The Board of Directors shall have the power, without the
assent or vote of the stockholders, to make, amend, change or repeal the By-laws of the Corporation.
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         SIXTH:     The name and mailing address of the incorporator is as
follows:

                    Joseph E. Andres, Esq.
                    15 Dan Road
                    Canton, MA 02021

         SEVENTH:   The Corporation is to have perpetual existence.

         EIGHTH:    The Corporation reserves at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of Delaware at the time in force may be added or inserted, in the manner now or hereinafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whosoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

         IN WITNESS WHEREOF, I, the undersigned, being the Incorporator hereinabove named, have executed this Certificate of Incorporation this 10th day of October, 1989.



                                           /s/ Joseph E. Andres
                                        ----------------------------------------
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COMMONWEALTH OF MASSACHUSETTS                                 :
                                                              : SS.
COUNTY OF NORFOLK                                             :

                  BE IT REMEMBERED that on this 10th day of October, 1989, personally came before me, the subscriber, a Notary Public for the Commonwealth and County aforesaid, JOSEPH E. ANDRES, known to me personally to be such, and acknowledged the said Certificate of Incorporation to be his act and deed and that the facts therein stated are truly set forth.

                  GIVEN under my hand and seal of office the day and year aforesaid.




                                                /s/ Kelly D. McCarthy
                                             -----------------------------------
                                                    Notary Public
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                                   CERTIFICATE

                       FOR RENEWAL AND REVIVAL OF CHARTER



     Hills Distributing Company, a corporation organized under the laws of Delaware, the charter of which was voided for non-payment of taxes, now desires to procure a corporation, renewal and revival of this charter, and hereby certifies as follows.

         1.       The name of this corporation is Hills Distributing Company.

         2. Its registered office in the State of Delaware is located at 1209 Orange Street, City of Wilmington Zip Code 19801 County of New Castle the name and address of its registered agent is The Corporation Trust Company.

         3. The date of filing of the original Certificate of Incorporation in Delaware was 10/12/1989.

         4. The date when restoration, renewal, and revival of the charter of this company is to commence is the 29th day of February 1992, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

         5. This corporation was duly organized and carried on the business authorized by its charter until the 1st day of March A.D. 1992 at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.


         IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters Michael Bozic the last and acting President and William K. Friend, the last and acting Secretary of Hills Distributing Company, have hereunto set their hands to this certificate this 27th day of January, 1993.



                                                /s/ Michael Bozic
                                             -----------------------------------
                                                        Michael Bozic

                              ATTEST:

                                                /s/ William K. Friend
                                             -----------------------------------
                                                        William K. Friend